UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2020

RECRUITER.COM GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53641	90-1505893
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Waugh Dr. Suite 300, Houston, Texas	77007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 931-1500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 8.01. Other Events.

Recruiter.com Group, Inc. (the “Company”) is filing this Current Report on Form 8-K to avail itself of an extension to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10-Q”), originally due on May 15, 2020 (the “Original Due Date”) in reliance on the Order of the Securities and Exchange Commission (the “Commission”), dated March 25, 2020, pursuant to Section 36 of the Securities Exchange Act of 1934 modifying exemptions from the reporting and proxy delivery requirements for public companies (Release No. 34-88465).

The COVID-19 pandemic has required the Company’s management to focus their attention primarily on responding to the challenges presented by the pandemic, including ensuring continuous operations, and adjusting the Company’s operations to address changes in the recruitment industry. As previously disclosed, this caused a delay in completing the Company’s year-end audit and the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), which was filed on May 8, 2020. The preparation of the Annual Report required substantial time and effort from management. These circumstances have impacted the Company’s ability to complete its quarterly review and file the Form 10-Q by the Original Due Date. The Company expects to file the Form 10-Q no later than June 29, 2020 (45 days from the Original Due Date).

The Company has included in the Annual Report filed with the Commission the following risk factor regarding the impact of the COVID-19 pandemic on its business:

The COVID-19 pandemic has resulted in a significant downturn in the global and United States economies and accordingly a decreased demand for recruitment and staffing services, which could have a material adverse effect on our business, financial condition and results of operations.

In late 2019, an outbreak of COVID-19 was first reported in Wuhan, China. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has resulted in the implementation of significant governmental measures, including lockdowns, closures, quarantines and travel bans around the world aimed at controlling the spread of the virus. Businesses are also taking precautions, including requiring employees to work remotely or take leave, imposing travel restrictions and temporarily closing their facilities. Initial unemployment numbers have spiked. Uncertainties regarding the impact of COVID-19 on economic conditions are likely to result in sustained market turmoil and reduced demand for employees, which in its turn would have a negative impact on the recruitment and staffing industry. According to the report of the Congressional Research Service titled Global Economic Effects of COVID-19, dated May 1, 2020, global trade and GDP are forecast to decline sharply at least through the first half of 2020. To date the economic impact of COVID-19 has resulted in certain reductions in the Company’s business and the Company has devoted efforts to shifting its focus in areas of hiring. As of the date of this Annual Report, no customer of the Company has gone out of business nor have any counterparties attempted to assert the existence of a force majeure clause, which excuses contractual performance. Because we depend on continued demand for recruitment services, a downturn in the recruitment and staffing industry would have a material adverse impact on our business and results of operations.

We also depend on raising additional debt or equity capital to stay operational. While the Company and its subsidiaries applied for loans made available pursuant to the Paycheck Protection Program (the “Paycheck Protection Program”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (the “SBA”) and received a total of $367,450 thereunder, the uses of the proceeds of these loans are limited to payroll costs, rent, utilities, and interest on mortgage obligations which were in place before February 15, 2020. Furthermore, the forgiveness of these loans is subject to meeting certain conditions, including that at least 75% of the forgiven amount must be used for payroll costs. Additionally, the amount eligible for forgiveness is subject to a reduction to the extent the Company fails to maintain its employee or pay levels or restore them to prior levels by June 30, 2020. If these conditions are not met, we may be required to repay a portion of these loans. Furthermore, the economic impact of COVID-19 may make it more difficult for us to raise additional capital when needed. In April 2020, we were informed by a factoring company that we use to supplement our liquidity that it would no longer be able to advance funds to us against our future accounts receivable due to the effect of the COVID-19 pandemic. The terms of any financing, if we are able to complete one, will likely not be favorable to us. If we are unable to raise additional capital, we may not be able to meet our obligations as they come due, raising substantial doubt as to our ability to continue as a going concern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 15, 2020	RECRUITER.COM GROUP, INC.

	By:	/s/ Miles Jennings
Miles Jennings
Chief Executive Officer (Principal Executive Officer)

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